Exhibit 21

Subsidiaries of SVI Holdings, Inc.

          Subsidiary                       State of Incorporation

    SVI Training Products, Inc.                  California

    Tango Products USA, Inc.                     California

    Divergent Technologies Pty Ltd               Australia

    Chapman Computers Pty Limited                Australia

    IBIS Systems Limited                         United Kingdom